Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS PRELIMINARY RESULTS
FOR SECOND QUARTER OF FISCAL 2009
     FREMONT, Calif., Oct. 29, 2008 — Asyst Technologies, Inc. (Nasdaq: ASYT), the leader in Agile Automation™, today reported preliminary financial results for its fiscal second quarter ended Sept. 30, 2008.
     Non-GAAP net loss for the fiscal second quarter was $7.8 million, or $0.15 per share, which compares with a net loss of $7.2 million, or $0.14 per share, in the prior sequential quarter. Non-GAAP net loss excludes estimated goodwill impairment charges of $85-$90 million as well as amortization of intangibles and certain other items described below.
     Net sales for the fiscal second quarter were $95.1 million, which compares with $100.3 million in the prior sequential quarter. Net sales related to automated material handling systems (AMHS) were $70.1 million, which compares with $67.6 million in the prior sequential quarter. Net sales related to tool and fab automation solutions were $25.0 million, which compares with $32.7 million in the prior sequential quarter.
     Steve Schwartz, chair and chief executive officer of Asyst, said, “We achieved new orders in the fiscal second quarter of $107 million, up from $63 million in the prior quarter, largely on the strength of a few customers who currently are continuing to invest in AMHS. We are off to a good start for AMHS bookings in our fiscal third quarter on the strength of the some of the same customers, and again see the opportunity to build backlog. Typically AMHS leads an upturn, however the recent soft outlook for equipment suppliers and our own tools business leads us to a cautious outlook for the first half of calendar 2009. We therefore are continuing to reduce costs, including a significant restructuring in the current quarter, which we anticipate will provide an additional $20 million of annual cost savings and positions us to be break-even or better on a cash basis in our fiscal fourth quarter ending in March.”
     As of Sept. 30, 2008, preliminary cash and equivalents were $79.1 million, up from $67.2 million as of June 30, 2008. Preliminary total debt as of the end of the quarter was $150.4 million, down from $154.8 million at the end of the fiscal first quarter.
     As a result of the current economic environment and recent decline in the market value of the company, Asyst currently is conducting an interim goodwill impairment analysis, which the company anticipates will result in a non-cash charge of $85-$90 million for the quarter. Such a charge is expected to reduce GAAP net income and net income per share as well as total assets and equity, but would not impact non-GAAP earnings per share. However, as a result of the reduction in shareholders’ equity, the company would not be in compliance as of Sept. 30, 2008 with the covenant relating to maximum debt-to-capital ratios under its primary credit facility, and the company therefore has initiated discussions with its lenders about a waiver or further amendment of covenant requirements under the facility. As of Sept. 30, 2008, total indebtedness under the facility was approximately $79 million, all under a term loan that currently matures in 2012. The company expects to report final results for the quarter upon completion of the impairment analysis and in conjunction with the SEC filing of its financial statements on Form 10-Q.
     The company provided the following guidance for the fiscal third quarter ending Dec. 31, 2008:
•	Consolidated net sales are expected to be in the range of $70 to $80 million. AMHS sales are expected to be in the range of $55-$60 million, and tool and fab automation sales are expected to be in the range of $15-$20 million.

•	Net loss in accordance with GAAP is expected to be in the range of $0.25 to $0.30 per share, including the impact of $3 to $5 million of restructuring charges related to the aforementioned cost reductions.

•	Non-GAAP net loss is expected to be in the range of $0.15 to $0.19 per share. In calculating non-GAAP net loss per share, the company expects to exclude approximately $5 million to $7 million for restructuring charges and intangibles amortization, net of taxes.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-205-0066. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. A telephone instant replay is available for two weeks following the call, by dialing 303-590-3000, followed by the passcode 11121003#
About Our Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, Asyst also reports adjusted net income and net income per share, referred to respectively as “non-GAAP net income” and “non-GAAP net income per share.” Non-GAAP measures exclude the effect of amortization of intangible assets, impairment charges, restructuring charges associated with facility and severance benefits associated with headcount reductions, write-off of fees from the early extinguishment of debt, write-off of deferred financing costs resulting from amendment to our credit facility, incremental proxy contest costs and related professional fees, fees and expenses related to the early redemption of convertible debentures, non-recurring foreign currency translation gains (losses) from inter-company loans, and the associated income tax effect related to these non-GAAP adjustments. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares — diluted. Asyst’s management believes the non-GAAP information is useful because it can enhance the understanding of the company’s ongoing operating performance; Asyst also uses non-GAAP reporting internally to evaluate and manage its operations. Asyst has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how Asyst analyzes its operating results internally. Management also believes that these non-GAAP financial measures may be used to facilitate comparisons of our results with those of other companies in our industry. The non-GAAP net income and non-GAAP net income per share should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Asyst’s results as reported under GAAP.
Forward Looking Statements
Asyst’s preliminary results announced in this press release are based on preliminary information about the second quarter of fiscal year 2009 and are subject to revision upon completion of the interim goodwill impairment analysis announced in this press release. In addition, except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results, including Asyst’s estimated revenues, gross margin, GAAP and non-GAAP earnings or net loss per share, restructuring and impairment charges, actual savings from cost reduction activities, and statements regarding compliance with our debt covenants and our ability to obtain a waiver or further amendment of debt covenant requirements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause Asyst’s actual results to differ materially from those contained in such forward-looking statements include, but are not limited to: risks and uncertainties relating to operating results, including our ability to achieve forecasted revenues, margins and profitability; inaccurate data, assumptions, changes in estimates or judgments related to potential goodwill impairments; facts or circumstances affecting the application of Asyst’s critical accounting policies, including revenue recognition; competition; pricing pressures; the importance of rapidly and successfully developing and introducing new products; Asyst’s reliance on single-source suppliers; international customers and operations; failure to retain key employees; and risks associated with Asyst’s ability to achieve expected cost reductions within expected time frames; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; ability to maintain or expand market share in Asyst’s product segments; ability to improve gross margins through product cost reduction, volume increases, and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the volatility of semiconductor industry cycles and the depth and duration of industry downturns; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay the recognition, amount, or timing of our forecasted revenue or bookings; competition in the semiconductor equipment industry and specifically in AMHS; and other factors more fully detailed in the company’s Annual Report on Forms 10-K and 10-K/A for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark, and “Agile Automation” is a trademark, of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.
Contact: John Swenson
Vice President, Investor Relations & Corporate Treasurer
510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
Net sales	$95,115	$100,344	$134,836	$195,459	$256,456
Cost of sales	71,363	74,411	95,973	145,774	177,430

Gross profit	23,752	25,933	38,863	49,685	79,026

Operating expenses
Research and development	9,875	10,893	9,075	20,768	17,374
Selling, general and administrative	19,377	20,208	23,485	39,585	45,153
Amortization of acquired intangible assets	2,994	3,257	5,121	6,251	10,928
Restructuring charges	328	476	436	804	981
Estimated goodwill impairment charge *	87,500	—	—	87,500	—

Total operating expenses	120,074	34,834	38,117	154,908	74,436

(Loss) income from operations	(96,322)	(8,901)	746	(105,223)	4,590

Write-off of fees related to early extinguishment of debt and early redemption of convertible securities	—	—	(3,135)	—	(3,135)
Other income (expense), net	(3,263)	(6,663)	1,741	(9,926)	(2,010)

Loss before income taxes and minority interest	(99,585)	(15,564)	(648)	(115,149)	(555)
Benefit from income taxes	1,522	5,009	1,115	6,531	641
Minority interest	(4)	(2)	(8)	(6)	(13)

Net (loss) income	$(98,067)	$(10,557)	$459	$(108,624)	$73

Net (loss) income per share — basic	$(1.94)	$(0.21)	$0.01	$(2.15)	$0.00

Shares used in the per share calculation — basic	50,592	50,230	49,663	50,419	49,555

Net (loss) income per share — diluted	$(1.94)	$(0.21)	$0.01	$(2.15)	$0.00

Shares used in the per share calculation — diluted	50,592	50,230	50,170	50,419	50,230

*	The Company is in the process of measuring the impairment to goodwill and there is a possibility that this estimate could change significantly to an amount within a range of $85 million to $90 million. The Company expects to finalize the impairment charge and report it in its Quarterly Report on Form 10-Q.

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007
GAAP net (loss) income	$(98,067)	$(10,557)	$459	$(108,624)	$73

Non-GAAP adjustments:
Amortization of acquired intangible assets	2,994	3,257	5,121	6,251	10,928
Restructuring and severance charges	328	476	436	804	981
Write-off of previously deferred financing costs as a result of an amendment to our credit facility	—	906	—	906	—
Write-off of fees related to early extinguishment of debt and early redemption of convertible debentures	—	—	3,135	—	3,135
Incremental proxy contest costs and related professional fees incurred	707	419	—	1,126	—
Foreign currency translation	—	—	(1,182)	—	1,386
Estimated goodwill impairment charge *	87,500	—	—	87,500	—
Income tax effect of Non-GAAP adjustments	(1,252)	(1,746)	(1,798)	(2,998)	(5,014)

Non-GAAP net (loss) income	$(7,790)	$(7,245)	$6,171	$(15,035)	$11,489

Diluted net (loss) income per share
GAAP	$(1.94)	$(0.21)	$0.01	$(2.15)	$0.00
Non-GAAP	$(0.15)	$(0.14)	$0.12	$(0.30)	$0.23

Weighted shares used in the per share calculation — diluted (GAAP)	50,592	50,230	50,170	50,419	50,230
Non-GAAP adjustment	—	—	—	—	—

Weighted shares used in the per share calculation — diluted (Non-GAAP)	50,592	50,230	50,170	50,419	50,230

*	The Company is in the process of measuring the impairment to goodwill and there is a possibility that this estimate could change significantly to an amount within a range of $85 million to $90 million. The Company expects to finalize the impairment charge and report it in its Quarterly Report on Form 10-Q.